Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Leigh J. Abrams, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW AGREES TO ACQUIRE MANUFACTURER
OF RV FURNITURE AND RELATED PRODUCTS

White Plains, New York -April 3, 2008 - Drew Industries Incorporated (NYSE: DW) today reported that its wholly owned subsidiary, Lippert Components, Inc. (“LCI”), has agreed in principle to acquire the assets and business of Goshen, Indiana-based Seating Technology, Inc. and its affiliated companies (“Seattech”). It is expected that the acquisition will be funded from available cash.

Seattech manufactures a wide variety of products primarily for towable RVs, including folding sofas for toy hauler RVs, a full line of upholstered furniture, mattresses, decorative pillows, wood-backed valences and quilted soft good products. This acquisition adds an entirely new product line for Drew.

Seattech’s sales for 2007 were approximately $40 million, which represents significant growth from its $11 million in sales in 2003. “We look to continue this pace of growth in 2008 as Seattech builds market share, despite the anticipated RV industry-wide sales decline in 2008 due to current poor economic conditions,” said Leigh J. Abrams, Drew’s President and CEO. Drew expects the acquisition of Seattech will be immediately accretive to earnings.

Rick Finnigan, majority owner of the Seattech companies, has agreed to enter into a three-year consulting contract, while Joel DeVries, Vice President of Seattech, will enter into a three-year employment contract, and will be responsible for Seattech’s day-to-day operations. He will report to Jason Lippert, LCI’s President and CEO.

“Seattech’s exceptional growth and operating success is the result of our unique approach to meeting customer needs,” said Rick Finnigan. “Through our personalized partnerships with our customers, we are able to produce customized, innovative seating products. Our cutting-edge designs and patterns break the cookie-cutter concepts of off-the-shelf designs and provide niche solutions for customers.”

“We look for Seattech to be a significant growth opportunity for LCI with these new product lines, as we expect to leverage our extensive marketing and distribution capabilities to our existing customers, many of whom Seattech does not presently sell to,” said Jason Lippert.

Lippert added: “Seattech currently operates from five factories, which LCI will lease, and is solely a Midwest supplier to the towable RV industry. LCI will determine the viability of using its nationwide factory network to expand the territorial reach of Seattech’s manufacturing and marketing capabilities. In addition, we also plan to explore other markets, such as RV motorhomes and the manufactured housing and marine industries, in which Seattech’s products may have a potential market.”

The acquisition is subject to the completion of due diligence and the execution of definitive agreements.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, and axles. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, expenses and income are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Forward-looking statements, therefore, should be considered in light of various important factors.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, a sales decline in either the RV or manufactured housing industries, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

# # #